Exhibit 99.2

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF INCOME (Unaudited)
Fiscal Year Ended September 29, 2006 and Quarters Ended September 29, 2006,
June 30, 2006, March 31, 2006 and December 30, 2005
(dollars in millions)

	Fiscal Year Ended	Quarters Ended
	September 29,	September 29,	June 30,	March 31,	December 30,
	2006	2006	2006	2006	2005

Net sales	$9,647	$2,481	$2,464	$2,408	$2,294
Cost of products sold	5,161	1,341	1,306	1,306	1,208
Gross profit	4,486	1,140	1,158	1,102	1,086

Selling, general and administrative expenses	2,081	520	536	521	504
Research and development expenses	262	68	64	70	60
In-process research and development charges(1)	63	60	—	1	2
(Gain) loss on divestitures, net(2)	(48)	(3)	1	(46)	—
Operating income	2,128	495	557	556	520

Interest expense	171	40	40	45	46
Interest income	(32)	(9)	(6)	(8)	(9)
Other expense, net	15	9	1	2	3
Income from continuing operations before income taxes	1,974	455	522	517	480

Income taxes	504	120	135	123	126
Income from continuing operations	1,470	335	387	394	354

Loss (income) from discontinued operations, net of income taxes	315	(5)	26	59	235
Net income	$1,155	$340	$361	$335	$119

(1)  The Medical Devices segment recorded in-process research and development charges of $49 million in connection with the acquisition of 100%  of Confluent Surgical, Inc., $11 million in connection with the acquisition of 50% of Airox S.A. and $3 million in connection with the acquisition of over 90% of Floreane Medical Implants, S.A. There was no associated tax impact.

(2)  Primarily consists of a gain of $45 million associated with the sale of the Radionics product line within the Medical Devices segment. The associated tax provision was $10 million for the fiscal year ended September 29, 2006 and $1 million and $9 million for the quarters ended September 29, 2006, and March 31, 2006, respectively.